Contact:	John G. Oblazney
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc. Initiates Quarterly Cash Dividend Program

(INDIANAPOLIS, IN) June 17, 2013 — Hurco Companies, Inc. (Nasdaq Global Select Market: HURC), an international industrial technology company, announced today that its Board of Directors approved the payment of an initial quarterly cash dividend of $0.05 per share. The dividend will be paid on July 12, 2013, to shareholders of record as of the close of business on June 28, 2013. "The initiation of a quarterly dividend reflects our financial strength and commitment to increasing shareholder value and total shareholder return," said Michael Doar, Chairman and Chief Executive Officer. "Our financial condition and recent performance enables us to be in a position to continue to implement our strategic plan while returning excess capital to our shareholders."

Future declarations of dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

About the Company

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America. Web Site: www.hurco.com.

Forward-Looking Statements

This news release contains forward-looking statements, such as the intent to pay quarterly cash dividends, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, changes in operations due to acquisitions or loss of key personnel, and governmental actions and initiatives including import and export restrictions and tariffs.